Exhibit 99.1

FROM:	BALLY TOTAL FITNESS HOLDING CORPORATION
8700 West Bryn Mawr Avenue
Chicago, Illinois 60631
www.ballyfitness.com
Contact: Jon Harris — Tel. (773) 864-6850
Vice President, Media Development & Communications

THE MWW GROUP
Public Relations — Tel. (201) 507-9500
Contact: Careen Winters — Email: cwinters@mww.com

For Immediate Release

BALLY TOTAL FITNESS ANNOUNCES THE PRICING OF
ITS $200 MILLION SENIOR NOTES OFFERING

     CHICAGO, June 27, 2003 — Bally Total Fitness Holding Corporation (NYSE: BFT) today announced the pricing of $200 million in aggregate principal amount of Senior Notes due 2011 at 10.5% in a private offering to qualified institutional buyers.

     Bally Total Fitness is the largest and only nationwide, commercial operator of fitness centers, with approximately four million members and nearly 420 facilities located in 29 states, Canada, Asia and the Caribbean under the Bally Total Fitness®, Crunch FitnessSM, Gorilla SportsSM, Pinnacle Fitness®, Bally Sports Clubs® and Sports Clubs of Canada® brands. With more than 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

     The Senior Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

     Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions other factors described in the filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.